Operator: Hello and welcome to the Independent Bank Corp. First Quarter 2008 Earnings Conference Call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions]. Please note, this conference is being recorded.

Now I would like to turn the conference over to Mr. Denis Sheahan. Mr. Sheahan?

Denis K. Sheahan, Chief Financial Officer and Treasurer

Thank you, Amy. Good afternoon, everyone and thank you for joining us on the call. This afternoon’s agenda will include a brief review of our first quarter 2008 earnings and then guidance for the remainder of 2008. We’ll have some comments from our Chief Executive Officer, Chris Oddleifson, and we will then end the call with a Q&A period.

Before I review our first quarter 2008 performance, I will read the cautionary statements. This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

Now I’ll review our first quarter 2008 performance. Independent Bank Corp. reported GAAP diluted earnings per share of $0.44 for the first quarter of 2008 as compared to $0.45 in the same period last year, representing a decrease of 2%. There are a number of non-core items in both first quarter periods, particularly in this first quarter of 2008 associated with the acquisition of Slade’s Ferry Bancorp., which closed in the first quarter of this year.

These and other non-core items are detailed in a table in the earnings release. Excluding these non-core items, diluted earnings per share on an operating basis was $0.48 for the quarter ended March 31, 2008, an increase of 2% from the $0.47 per share recorded in the prior year period.

Key takeaways from the first quarter: The Slade’s Ferry Bancorp. integration is on track. The acquisition closed on March 1st and is the primary reason why we are announcing earnings a little bit later than usual, so we could get through the litany of purchase accounting and make sure that all our i’s were dotted and T’s were crossed.

The earnings release provides tables that show the acquired loan and deposit balances. The majority of the Slade’s Ferry Bancorp. securities portfolio was liquidated post close, resulting in a pre-tax loss on sale of those securities of $742,000. The proceeds of this sale were used to pay down borrowings and de-lever the balance sheet.

Merger and acquisition charges to the income statement were $744,000. We are on track to achieve the 40% in cost savings previously announced and the earnings accretion of $0.01 to $0.02 in 2008. Capitalized after-tax restructuring charges are expected to be $8.3 million as compared to the $9.3 million when we announced the transaction.

In summary, everything is on track to meet the expectations we outlined last October, with the exception of the security loss and this was as a result of the widening of credit spreads.

Other key takeaways from our first quarter performance: Continued strong net interest margin. The net interest margin for the first quarter was 3.90%. We have thus far effectively dealt with the dramatic changes in the interest rate environment.

Loan growth, excluding the impact of Slade’s Ferry Bancorp., was again solid in the first quarter led by commercial lending, business banking and home equity. Loan pipelines in both our commercial and home equity divisions are very strong, which bodes well for the rest of 2008.

Deposits, excluding the Slade’s Ferry Bancorp acquisition, grew by $20 million or approximately 4% on an annualized basis. We remain focused on controlling the cost of deposits as an important component of maintaining a strong net interest margin.

Core non-interest income growth up 14% year-to-date remains a key highlight, driven by growth in our wealth management business. Our Investment Management Group now has a total of $1.3 billion in client assets under management.

Core non-interest expense increased 11% in the first quarter, driven by the Slade’s Ferry acquisition, the O’Connell Investment’s acquisition and normal increases in salaries and benefits, including higher incentive compensation and commission program accruals.

Non-performing assets were $11.9 million at March 31, 2008 and represent 36 basis points of total assets. Loan delinquency was 1.04% at March 31, 2008. Net charge-off performance is higher than last year, yet still very low on an annualized rate of 20 basis points.

The company’s reserve for loan losses was 1.29% of loans at March 31st including the absorption of the Slade’s Ferry Bancorp. loan loss reserve which was smaller on a percentage to loans basis than Independent Bank Corp. The Company’s provision for loan losses was $1.34 million as compared to net loan charge-offs of $1.09 million. While we feel good about our position from a credit perspective, we expect softening to continue throughout 2008.

We recently announced a sale and leaseback of many of our bank owned premises. This transaction closed last Friday May 2nd. The sale amounted to 17 properties and will result in a gain of approximately $13 million to be amortized over the various lease terms. The $32 million in proceeds were invested in securities. This transaction should yield $0.03 to $0.04 to earnings per share on an annualized basis or $0.02 for the reminder of 2008.

I’ll now review earnings guidance for 2008: We announced in January expected operating earnings per share for 2008 in the range of $2.12 to $2.16, and are prepared to adjust that expectation upward by $0.02 to a range $2.14 to $2.18. The primary factors influencing the upward guidance are; the positive impact of the sale and leaseback equating to $0.02 on an earnings per share basis and also, that we feel pretty good about our net interest margin at that 3.90% level and hope to maintain and improve that level.

I’ll now turn the call over to Chris for his comments.

Christopher Oddleifson, President and Chief Executive Officer

Good afternoon. Thank you, Denis. Denis did a thorough job reviewing our performance. I’d just like to make a few points of emphasis. I won’t review the state of the industry in which we operate as you are or as more familiar with the facts of that, as I am. It is a difficult period for many financial institutions.

Fortunately, our disciplined approach to banking and new business development over the last decade has put us into a position where we are guiding a very slight earnings improvement year-over-year. We have said in the past that we’re very careful and disciplined about how we managed our balance sheet and we believe that we’re making decisions in the best interest of long-term shareholder value creation. We’ve avoided asset classes that we know do not meet our hurdle rates or we did not completely understand. Our energies are now focused on opportunities and building relationships rather than on, sort of, problem resolution that many finance institutions find themselves facing.

Let me just jump to credit right away. It’s probably the most important focus area. While non-performing assets grew from $8.3 million at the end of ‘07 to $11.9, or to a modest 36 basis points of total assets at the end of the first quarter, a few points are worth noting. First of all, the Slade’s loan portfolio has been thoroughly reviewed, and we are very comfortable with the quality and it met our expectations. All the numbers, of course, reported includes the Slade’s loan portfolios.

Our allowance to loan loss to total loans stands at 129 basis points and our coverage is about 300%. Overall, delinquency stands at just over 1% and we feel very, very strong, good that these are strong numbers.

As Denis said, we’re seeing a slight credit softening as it is reflected in our NPA levels. And of course, our loan loss provision over last two quarters has been higher than the previous quarters but —we see nothing that indicates significantly adverse trends.

Let me go through a couple of portfolios. We’re comfortable with the asset quality of our indirect auto portfolio with an average FICO of 700. Our portfolio on an average is very strong. Losses are tracking slightly higher than we had expected but not at worrisome levels. We recognized, however, the growing stress in the consumer from issues such as increased food and energy costs and we’ll be watching this portfolio closely. And I’m sure many of you recall, we’ve cut way back in production in that portfolio over the last couple of years and we are in a net —the portfolio has runoff significantly over the last 24 months.

The residential portfolio has an average FICO of 733 and a weighted average LTV of 56%. We’ve identified the ARM reset loans that have fallen to our highest risk category and we’re monitoring them very carefully and we’ll be handling them on a case-by-case basis if repayment at the higher rate becomes an issue.

Regarding home equity in both of our line and loan portfolios, we have an average of FICO of about
750. A weighted combined loan to value of about 55% and it’s why we’re looking for keeping very close eye on those types —that portfolio. While our loan portfolio metrics are strong, overall economic indicators suggest continued caution and conservative lending. I will note that nationwide unemployment rates are up. Bankruptcies are inching up and inflation seems to be either actually up or uncertain. However on the local front, the Massachusetts economy is holding up remarkably well in the employment and real estate values relative to the rest of the nation.

While we foresee some foreclosure activity and foresee some foreclosure activity in our portfolio, overall mortgage foreclosures are up in our market primarily by national originators, not the state banks or banks located in the state. Home sales data suggest that the median quarterly sales prices in Massachusetts have fallen around 15% from their peak late in 2005. And our latest data shows that our economy, local economy is still growing. Again we’ll be watching this very closely.

In all of our loan portfolios, there is always the possibility that conditions will change and loans which are not an issue now, becoming sometimes suddenly problematic but we don’t foresee any of that in the future as far as we can see looking at it very carefully the portfolio. And the best thing we do is monitor each loan portfolio very carefully. And that’s exactly what we’re doing.

So from a credit perspective, we feel strong but cautious. Moving from credit, Denis talked about the Slade’s acquisition. Overall I’m very pleased from several perspectives. First of all, the integration has gone very well from a technical perspective. Secondly, then the melding of the people of Slade’s and Rockland Trust is going very well, and having continuity in the people former Slades’ customers are accustomed to working with is very important, and we’ve been able to accomplish that and bringing Rockland Trust benefits to the marketplace. And lastly, we are on track for our earnings performance expectation.

So overall I’m pleased with the quarter and we’ve discussed credit. Denis addressed the margin. We’ve talked about the good fee income growth we’re seeing. We’ve generated a modest organic loan growth but we have very strong loan pipelines in commercial and home equity. We also have a strong residential loan pipeline which we originate almost exclusively for sale. Some of you may be interested in the fact we recently submitted an application for another New Markets Tax Credit award and those decisions will be made known late this year.

I also want to point out that our earning’s quality has improved, as evidenced by 60% of the company’s loan portfolio is now in business/commercial lending. Our securities portfolio is only 15% of assets and fee revenue diversity and growth has improved. Non-interest revenue has grown to 25% of total revenue and this has been driven by our improved wealth management revenue and our increase in mortgage fee incomes. And as Denis mentioned, our investment management group assets have grown very nicely to $1.3 billion.

These are uncertain times and we are proceeding cautiously. Clearly, our goal is to grow net income over time and we’ve shown our ability to do this over the long run. Our modest growth expectations for ‘08 are a reflection of the current overall environment and our prudent approach. We’re focused on responsible growth such as growing our investment management business, adding selected key personnel who can generate more value, opening branches in attractive markets, expanding our commercial lending in areas where we can. We critically review branches, existing branches, engage in smart acquisitions and overall operate the business that we believe in a prudent way that maximizes shareholder value.

That concludes my comments. I think we’re open to questions now.

Denis K. Sheahan, Chief Financial Officer and Treasurer

Thank you, Chris. This concludes the formal presentation. We’ll now open the call up for questions.

Operator: [Operator Instructions] Our first question comes from Tim Brazillo from KBW.

<Q>: Hello. Good afternoon. Thank you for taking my call.

<A – Denis Sheahan>: Sure.

<Q>: Just one quick question for you. It seems as though before you had guided that non-interest expenses were going to be growing about 6% on an annualized basis. When I look at the number for this quarter excluding the one-off items, it seems significantly higher than that. Can you spike out the seasonality incurred this quarter, and perhaps give a run rate going forward?

<A – Denis Sheahan>: Yeah. We’ll give you a number now in a moment, just what we expect it to be for the year. I mean, we do have —advertising was up in the first quarter. We do have some level of seasonality, particularly, in the salary and benefits line. Payroll taxes are very heavy at the beginning of the year because that’s typically when our incentive program is paid out. But give us a moment here and we’ll give you a revised number for the full year. And, of course, keep in mind that the 11% includes the impact of Slade’s Bancorp acquisition.

<Q>: Okay.

<A – Denis Sheahan>: Okay. The total impact in 2008 is 13% roughly —including Slade’s, we expect a 13% increase.

<Q>: Okay. Great. And just one more question, if I could. Can you please provide a little bit more information on the sale and leaseback, where is that $0.02 accretion coming from?

<A – Denis Sheahan>: Well, the gain on sale of the facilities is actually the cash flow benefit. It’s not an earnings benefit. In other words, the entire gain doesn’t fall to the bottom line immediately. It’s amortized in over the lease period. So, I guess, the different consequences you have is you have the depreciation on that real estate being removed. It’s replaced by market based rent on all of those facilities. It is then offset by, to some degree, the amortization of the gain, in addition to the reinvestment of the proceeds from the sale. All of that amounts to 3 to $0.04 on an annualized basis. But for the remainder of 2008, we said that that’s about $0.02.

<Q>: Okay. Perfect. Thank you very much.

Operator: [Operator Instructions] And it seems we show no further questions. I would like to turn the conference back over to management for any closing remarks.

Denis K. Sheahan, Chief Financial Officer and Treasurer

Great. Thank you everybody for joining us on the call. We look forward to speaking to you in July after our second quarter earnings. Thank you.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.